As filed with the Securities and Exchange Commission on December 7, 2020
Registration No. 333-________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CIMPRESS PLC
(Exact Name of Registrant as Specified in Its Charter)

Ireland	98-0417483
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Building D, Xerox Technology Park Dundalk, Co. Louth Ireland	A91 H9N9
(Address of Principal Executive Offices)	(Zip Code)

2020 Equity Incentive Plan
(Full Title of the Plan)
Kathryn Leach
Senior Securities Counsel and Assistant Secretary
Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451
(Name and Address of Agent For Service)
+1 (781) 652-6300
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer         ☑
Accelerated filer              ☐
Non-accelerated filer          ☐
Smaller reporting company      ☐
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, €0.01 nominal value per share	3,500,000 shares	$88.305(2)	$309,067,500(2)	$33,719
(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Cimpress plc’s ordinary shares as reported on the Nasdaq Global Select Market on December 2, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Cimpress plc is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

a.Cimpress’ annual report on Form 10-K for the year ended June 30, 2020, including the information specifically incorporated by reference into the annual report from Cimpress’ definitive proxy statement for the 2020 Annual General Meeting of Shareholders

b.Cimpress’ quarterly report on Form 10-Q for the quarterly period ended September 30, 2020

c.Cimpress’ current reports on Form 8-K filed on September 30, 2020, October 5, 2020, and November 30, 2020

d.The description of the securities contained in Exhibit 4.6 attached to Cimpress’ annual report on Form 10-K for the year ended June 30, 2020

All documents subsequently filed by Cimpress plc pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to: (a) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (b) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal: (i) in which judgment is given in his or her favor or in which he or she is acquitted; or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The articles of association of Cimpress plc (and together with the memorandum, the “Constitution”) includes a provision which entitles every director to be indemnified by Cimpress plc to the fullest extent permitted by law (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability incurred in his or her capacity as a director. The Constitution provides that where a person is so indemnified, such indemnity may extend to all costs, losses, expenses and liabilities incurred by him or her. Any funds provided to a director to meet any expenditure incurred by him or her in connection with defending himself or herself in an investigation of any negligence, default, breach of duty or breach of trust by him or her or otherwise, must be repaid if he or she is convicted, or judgment is given against him or her.

The Constitution also provides the board of directors of Cimpress plc (the “Board”) with authority to purchase and maintain insurance at the expense of Cimpress plc for the benefit of any person who is, or was at any time, a director or other officer or employee of the company or any associated company.

The indemnification provided for in the Constitution is not exclusive of other rights to which a director or executive officer may be entitled, including any insurance purchased by Cimpress. Cimpress plc has also assumed the obligations of Cimpress N.V., its predecessor company, under the indemnification agreements between Cimpress N.V. and each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Cimpress will indemnify each such director or executive officer, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Cimpress and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The agreements permit expenses to be advanced to an indemnitee, subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the Board, an independent counsel or the shareholders of Cimpress plc (the

“Decision Makers”) will determine whether indemnification payment should be made in any particular instance. In making such determination, the Decision Makers must presume that the indemnitee is entitled to such indemnification and Cimpress has the burden of proof in seeking to overcome such presumption. If the Decision Makers determine that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to settle disputes with respect to the right to indemnification under the agreement in a competent court.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Number	Description
4.1	Constitution of Cimpress plc is incorporated by reference to Annex B to Cimpress’ definitive proxy statement on Schedule 14A filed with the SEC on September 27, 2019
5	Opinion of Matheson
23.1	Consent of Matheson (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24	Power of attorney (included on the signature pages of this registration statement)

Item 9.    Undertakings.

1.    Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, USA on December 7, 2020.

CIMPRESS PLC

By:    /s/Robert S. Keane
Robert S. Keane
Chairman, Chief Executive Officer and Director
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Cimpress plc, hereby severally constitute and appoint Sean E. Quinn, Matthew F. Walsh, and Kathryn L. Leach, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cimpress plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Robert S. Keane Robert S. Keane	Chairman, Chief Executive Officer and Director (Principal executive officer)	December 7, 2020
/s/Sean E. Quinn Sean E. Quinn	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	December 7, 2020
/s/Sophie A Gasperment Sophie A. Gasperment	Director	December 7, 2020
/s/John J. Gavin, Jr. John J. Gavin, Jr.	Director	December 7, 2020
/s/Zachary S. Sternberg Zachary S. Sternberg	Director	December 7, 2020
/s/Scott J. Vassalluzzo Scott J. Vassalluzzo	Director	December 7, 2020